Exhibit 99.1

NEWS RELEASE

CONTACTS: Media Sarah Cassella Manager External Communications T - (412) 433-6777 E - sacassella@uss.com	Investors/Analysts Dan Lesnak General Manager Investor Relations T - (412) 433-1184 E - dtlesnak@uss.com

FOR IMMEDIATE RELEASE
PAUL A. MASCARENAS OBE ELECTED TO U. S. STEEL BOARD OF DIRECTORS

PITTSBURGH, Feb. 24, 2016 – United States Steel Corporation (NYSE: X) today announced that Paul A. Mascarenas OBE has been elected to the company’s board of directors effective March 1, 2016.
Mascarenas is President and Chairman of the Executive Board of FISITA (Fédération Internationale des Sociétés d'Ingénieurs des Techniques de l’Automobile). FISITA, the international network for automotive engineers, represents more than 200,000 engineers in 37 countries. Mascarenas is also a Member of the Board of Directors at ON Semiconductor and Mentor Graphics, and a Special Venture Partner at Fontinalis Partners, a venture capital firm focused on mobility solutions.
Mascarenas previously served as Chief Technical Officer and Vice President of Research and Advanced Engineering at Ford Motor Company. In this role, he led Ford’s worldwide research organization, as well as the development and implementation of the company’s technology strategy. Throughout his 32-year career at Ford, Mascarenas played an instrumental role in the development and launch of many global products, including the F-Series, Explorer, Mustang, Taurus, Fusion and Focus models.

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Mascarenas earned his mechanical engineering degree from the University of London, King’s College. A fellow of the Institution of Mechanical Engineers, he was elected a fellow of the Society of Automotive Engineers in 2009. Mascarenas served as general chairperson for the 2010 SAE World Congress and Convergence and has served on the FISITA board since 2012. He received an honorary doctorate from Chongqing University in China in 2013. In 2015, Mascarenas was awarded an OBE by Her Majesty, Queen Elizabeth II, for his services to the automotive industry.
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2015 U. S. Steel. All Rights Reserved